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                                                                    Exhibit 99-7


This is neither an offer to exchange or to sell nor a solicitation of an offer to exchange or buy any of these securities. This Offer is made only by the Offering Circular/Prospectus and the related Letter of Transmittal and the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of these securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of PECO Energy Company by Merrill Lynch & Co. and Smith Barney Inc. or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

                 NOTICE OF OFFER TO HOLDERS OF

                 PECO ENERGY COMPANY

                 DEPOSITARY SHARES EACH REPRESENTING A ONE-FOURTH INTEREST

                 IN A SHARE OF $7.96 CUMULATIVE PREFERRED STOCK

PECO Energy Company, a Pennsylvania corporation ("PECO Energy"), is offering , upon the terms and subject to the conditions set forth in its Offering Circular / Prospectus dated ___, 1995 (the "Offering Circular / Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Offering Circular / Prospectus constitute the "Offer"), to effect the exchange of Trust Receipts ("TOPrS" or "Preferred
Trust Receipts"), each representing a   % Cumulative Monthly Income Preferred
Security, Series B ("Series B Preferred Securities"), representing limited partner interests of PECO Energy Capital, L.P., a limited partnership formed under the laws of the State of Delaware ("PECO Energy Capital"), for up to 5,400,000 Depositary Shares (the "Depositary Shares"), each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of PECO Energy. Exchanges will be made on the basis of one Preferred Trust Receipt for each Depositary Share validly tendered and accepted for exchange in the Offer. In connection with the Offer, PECO Energy will issue its ___% Deferrable Interest Subordinated Debentures, Series B ("Series B Subordinated Debentures") which will be delivered to First Chicago Trust Company of New York (the "Exchange Agent") (on behalf of the holders of the Depositary Shares) and the Exchange Agent will deposit the Series B Subordinated Debentures with PECO Energy Capital in consideration for PECO Energy Capital issuing the Series B Preferred Securities as set forth in the Offering Circular / Prospectus.

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON ______, 1995 UNLESS EXTENDED.

NO RECOMMENDATION TO HOLDERS OF DEPOSITARY SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE OFFER IS MADE BY THE BOARD OF DIRECTORS OF PECO ENERGY, PECO ENERGY, THE GENERAL PARTNER OF PECO ENERGY CAPITAL, PECO ENERGY CAPITAL, THE TRUST OR THE TRUSTEE. EACH HOLDER OF DEPOSITARY SHARES MUST MAKE ITS OWN DECISION ON WHAT ACTION TO TAKE IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

Upon the terms and conditions of the Offer, including the provisions relating to proration described in the Offering Circular / Prospectus, PECO Energy will accept for exchange up to 5,400,000 Depositary Shares validly tendered and not withdrawn prior to 12:00 midnight, New York City time on, _______, 1995, or if the Offer is extended by PECO Energy, in its sole discretion, the latest date and time applicable to such extension (the "Expiration Date"). Tenders of Depositary Shares pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by PECO Energy, may be withdrawn at any time after 40 business days after _____, 1995. Depositary Shares validly tendered and not accepted because of proration or otherwise will be returned to the tendering holders at PECO Energy's expense as promptly as practicable following the Expiration Date.

Subject to the next sentence, PECO Energy expressly reserves the right to extend, amend or modify the terms of the Offer, for any reason. PECO Energy may opt, subject to certain conditions, not to accept for exchange any Depositary Shares, including (without limitation) if holders tender fewer than 2,800,000 Depositary Shares (which condition may be waived by PECO Energy). In addition, acceptance of Depositary Shares validly tendered in the Offer is subject to the condition that there be at least 1,000,000 Preferred Trust Receipts to be issued or 400 record or beneficial owners of Preferred Trust Receipts to be issued in exchange for Depositary Shares, which condition may not be waived.

The purpose of the Offer is to reduce the after-tax financing costs of PECO Energy through the replacement of Depositary Shares with Preferred Trust Receipts.





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The Offering Circular / Prospectus and Letter of Transmittal contain important information which should be read before any actions are taken by holders of Depositary Shares. Tenders may be made only by a properly completed and executed Letter of Transmittal or Agent's Message (as described in the Offering Circular / Prospectus).

PECO Energy will pay to Soliciting Dealers (as defined in the Offering Circular / Prospectus) designated by the registered or beneficial owner, as appropriate,
of the Depositary Shares, a solicitation fee of $     per  Depositary Share
validly tendered and accepted for exchange pursuant to the Offer, subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer.

The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offering Circular / Prospectus and is incorporated herein by reference.

The Offering Circular / Prospectus and the related Letter of Transmittal are first being sent to holders of Depositary Shares on ____, 1995 and are being furnished to brokers, dealers, banks and similar persons whose name or whose nominees appear on the lists of holders of the Depositary Shares or , if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Depositary Shares.

Any questions or requests for assistance may be directed to the Information Agent and the Dealer Managers at the addresses and telephone numbers set forth below. Requests for copies of the Offering Circular / Prospectus or of the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to D.F. King & Co., Inc., the Information Agent at (800) 628-8509, and copies will be forwarded promptly at PECO Energy's expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                                  The Information Agent for this Offer is:

                                  D.F. KING & CO., INC.
                                  77 Water Street
                                  New York, New York, 10005
                                  Banks and Brokers Call Collect: (212) 269-5550 or
                                  All Others Call Toll Free: (800) 628-8509

                                  The Dealer Managers for the Offer are:

                MERRILL LYNCH & CO.                 SMITH BARNEY INC.
                World Financial Center              388 Greenwich Street
                North Tower                         New York, New York 10013
                New York, New York 10281-1305       Liability Management Group
                Call Collect: (212) 236-4565        (800) 813-3754



_____  ____, 1995
                         (SM)"TOPrS" is a service mark of
                              Merrill Lynch & Co.